Amendment to Administration Agreement

Each Agreement under which Columbia Management Advisors, Inc. acts as administrator to the Columbia Small Company Index Fund or Columbia Large Company Index Fund series of Columbia Funds Trust V (each a "Fund") is hereby amended to reduce the rates at which fees are payable thereunder with respect to such Fund to the annual rate 0.10% of the average daily net assets of the Fund, from and after the date that Columbia Management Advisors, Inc. enters into a final Assurance of Discontinuance with the Office of the Attorney General of the State of New York relating to mutual fund trading practices.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of October 12, 2004.

COLUMBIA FUNDS TRUST V, on behalf of its Columbia Small Company Index Fund and Columbia Large Company Index Fund series

         By: /s/ Christopher L. Wilson

         Title: President



COLUMBIA MANAGEMENT ADVISORS, INC.

         By: /s/ Keith T. Banks

         Title: President